Exhibit 99.1

For release: December 13, 2017	Contact: Stacey Hajdak O: 610.520.6309 M: 267.294.1866 SMHajdak@AquaAmerica.com

Aqua America announces appointment of Chris Franklin as chairman of the board

BRYN MAWR, PA – Aqua America Inc. (NYSE: WTR) announced today that President and CEO Christopher H. Franklin has been elected chairman of the board, effective Jan. 1, 2018. Franklin became CEO in July 2015 and has served on the board of directors since October 2015.

He succeeds Nicholas DeBenedictis, former CEO, who will continue to serve on the board as chairman emeritus.

“This appointment reflects the confidence the board of directors has in Chris, and the respect he has earned through his two years of leadership as president and CEO of Aqua,” said DeBenedictis. “During Chris’ tenure, he has taken clear and decisive action to further ensure the company’s future growth and success. He’s the right person to lead the company, and this combined role will allow him to broaden his leadership and continue to deliver for Aqua’s customers, employees and shareholders.”

Franklin, a 25-year veteran of Aqua, became CEO when DeBenedictis retired from the role after 23 years. Since then, DeBenedictis served as the company’s chairman, a position he has held since 1993.

“Nick has done a tremendous job leading the Aqua Board of Directors for more than two decades,” said Franklin. “Under his leadership, Aqua grew into one of the largest publicly traded water and wastewater utilities in the United States. I am grateful for the wisdom he has shared throughout his years of service. I look forward to the opportunity to lead Aqua in this additional capacity.”

As CEO, Franklin has focused on leading efforts to help solve the nation’s water and wastewater infrastructure challenges across Aqua’s eight-state footprint. In Chris’ two and a half years at the helm, Aqua has welcomed 20,000 new customers and invested about $1 billion in critical infrastructure improvements.

The company’s new lead independent director expressed enthusiasm in Franklin’s new dual role.

“Chris has a proven track record as a strong and effective leader,” said Daniel J. Hilferty. “We are excited for him to take on this dual role, leading an effective board of directors while continuing to lead the company’s strategy and operations as CEO.”

Hilferty, president and CEO of Independence Health Group, was named lead independent director at the same Dec. 13 board of directors meeting, and replaces Richard Glanton in that capacity.

DeBenedictis added, “Richard Glanton was the company’s first named lead independent director and the board is appreciative of his long-standing service as lead director in that role.”

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information, or follow Aqua on Facebook at facebook.com/MyAquaAmerica and on Twitter at @MyAquaAmerica.

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